EXHIBIT 10.2

CONSENT TO AMENDMENT AND WAIVER

This CONSENT TO AMENDMENT AND WAIVER (this “Consent”), dated as of April 9, 2007 (the “Effective Date”), is entered into among EMCORE Corporation, a New Jersey corporation (the “Company”), and the beneficial owner party hereto (the “Consenting Holder”). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture, dated as of November 16, 2005 (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company announced on November 6, 2006 that its board of directors established a special committee (the “Special Committee”) to conduct an internal investigation relating to the Company’s historical stock option grant procedures and that the Company has informed the Securities and Exchange Commission (the “SEC”) of the Special Committee’s investigation;

WHEREAS, on December 15, 2006, the Company filed a Form 12b-25 with the SEC stating that the Company is (i) continuing to review the findings of the Special Committee as well as the accounting guidance regarding stock option granting practices recently published by the SEC to determine, among other things, for which specific prior periods a restatement of its historical financial statements may be required and (ii) unable to file its Form 10-K for the fiscal year ended September 30, 2006 (the “Form 10-K”) within the time period prescribed by the SEC;

WHEREAS, on January 30, 2007, the Company received a letter purporting to constitute a notice of default from Cede & Co., the nominee of The Depository Trust Company (“DTC”) and the Holder of record of entire principal amount of the then outstanding 5% Convertible Senior Subordinated Notes due 2011 (the “Notes”) issued pursuant to the Indenture (the “Notice”);

WHEREAS, on February 12, 2007, the Company filed a Form 12b-25 with the SEC stating that the Company would not be able to timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 (the “Form 10-Q”);

WHEREAS, under Sections 8.01 and 8.02 of the Indenture, if the Company does not cure the purported default within sixty (60) calendar days following notice of default, an Event of Default would occur under the Indenture and the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes could accelerate the maturity of the Notes causing the outstanding principal amount of the Notes and accrued and unpaid interest thereon to become immediately due and payable;

WHEREAS, Section 11.02 of the Indenture permits the Company and the Trustee to amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding and Sections 8.04 and 11.02 of the Indenture permit the Holders of at least a majority in principal amount of the Notes to waive compliance by the Company with any provision of the Indenture and the Notes;

WHEREAS, the Company and the Consenting Holder desire to amend the Indenture and the Notes in the form of the First Supplemental Indenture between the Company and the Trustee, a copy of which is attached hereto as Exhibit A (the “Supplemental Indenture”); and

WHEREAS, the Indenture, dated as of February 24, 2004 (the “2004 Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee, has been amended by consent of a majority of the beneficial owners to permit the Company to hold, purchase or exchange notes issued pursuant to the 2004 Indenture (the “2004 Notes”) without the requirement to surrender such 2004 Notes to the Trustee under the 2004 Indenture for cancellation, and the Company is providing the Consenting Holder the right under this Consent to exchange certain Notes with the Company for 2004 Notes that may be held or purchased by the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

Section 1.  Waiver. Pursuant to Sections 8.04 and 11.02 of the Indenture and subject to the provisions set forth in Section 11 of the Supplemental Indenture upon effectiveness of the Supplemental Indenture, the Consenting Holder hereby waives (the “Waiver”) any and all Defaults or Events of Default relating to any failure of the Company to observe or perform any covenant or agreement contained in the Notes or the Indenture as a result of the Company’s failure to file with the SEC, or with the Trustee, the Form 10-K, the Form 10-Q and/or any other reports that the Company fails to file in a timely manner (collectively, the “Asserted Reports Defaults”) for reasons in whole or in part directly or indirectly attributable to or arising out of the Company’s review of its historical stock option grants as initially reported in a Current Report on Form 8-K filed with the SEC on November 6, 2006. Any Defaults or Events of Default that have occurred with respect to Section 6.03 of the Indenture shall be deemed to have been cured for all purposes and the Notices are hereby withdrawn.

Section 2.  Supplemental Indenture. Pursuant to Section 11.02 of the Indenture, the Consenting Holder hereby consents to the execution and delivery by the Company and the Trustee of the Supplemental Indenture in substantially the form attached hereto as Exhibit A and to the amendments to the Indenture and the Notes set forth therein (the “Amendments”).

Section 3.  Rescission and Agreement to Rescind. In the event that Holders or beneficial owners of the Notes (other than the Consenting Holder) holding at least 25% in aggregate principal amount of the outstanding Notes deliver or the Trustee delivers a notice of acceleration to the Company relating to any Asserted Reports Defaults and/or declares all of the Notes to be due and payable (the “Acceleration”), the Consenting Holder hereby agrees to provide, within three business days after the Company notifies the Consenting Holder that Holders or beneficial owners of the Notes have given such Acceleration, written notice to the Trustee that the Consenting Holder rescinds such notice and/or the Acceleration, as applicable, in accordance with Section 8.02 of the Indenture.

Section 4.  Transfer. The Consenting Holder may transfer its Notes (together with its rights hereunder) to any Person, subject to the ability of such Person to make the representations and warranties set forth in Section 6 of this Consent and subject to each such Person executing a counterpart to this Consent and delivering such counterpart to the Trustee and the Company prior to the transfer. Any transfer in violation of this Section 4 shall be null and void. The provisions of this Section 4 will terminate on the Purchase Expiration Date (as defined in Section 5 hereof). The parties agree that the Trustee shall have no responsibility whatsoever with respect to any transfers in accordance with this Section 4.

Section 5.  Purchase and Exchange of Notes.

(a)  Purchase of Notes. At any time prior to the fifth Business Day following the Effective Date (the “Purchase Expiration Date”), the Company may purchase an aggregate of 12% of the outstanding principal amount of Notes held by each of the Consenting Holders, upon notice to the Consenting Holders setting forth the purchase date (not later than the Purchase Expiration Date), at a purchase price equal to $1,000 per $1,000 principal amount of the Notes purchased plus accrued and unpaid interest, if any, to but excluding the date of purchase. On the purchase date, the Company shall notify the Trustee as to which Notes the Company intends to repurchase and shall transmit by wire transfer to the Paying Agent (as defined in the Indenture) an aggregate amount of money sufficient to pay the purchase price of and accrued interest on the Notes to be purchased from the Consenting Holders. Each Consenting Holder shall cause the broker or custodian holding the Consenting Holder’s beneficial interest in the Notes to be purchased from the Consenting Holder to submit an instruction through DTC’s DWAC system to the Paying Agent to withdraw the amount of Notes to be purchased from the Consenting Holder. Upon the Paying Agent’s receipt of such instructions, the Company shall cause the Paying Agent to deliver to the account number set forth next to each Consenting Holder’s name on Schedule I hereto payment in the amount set forth next to each Consenting Holder’s name on Schedule I hereto. On and after the purchase date, interest shall cease to accrue on the Notes purchased by the Company on the purchase date.

(b)  Agreement Regarding Purchase. The Company agrees that it will not exercise its right to purchase any Notes under this Section 5 unless it is also exercising its right to purchase a pro rata amount of the 2004 Notes pursuant to Section 5 of that certain Consent to Amendment and Waiver entered into by the Company and certain holders of the 2004 Notes (the “2004 Indenture Consent”).

(c)   Exchange of Notes. The Company hereby agrees to exchange all 2004 Notes that the Company purchases pursuant to the 2004 Indenture Consent for a like principal amount of Notes held by the Consenting Holder. Such exchange shall occur promptly after a purchase of 2004 Notes pursuant to the 2004 Indenture Consent, but in no event later than April 30, 2007.

(d)  Investment Representations. The Consenting Holder understands that the 2004 Indenture Notes delivered to it in exchange for the Notes (the “Exchange Notes”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Consenting Holder also understands that (x) if the exchange and delivery of the Exchange Notes for certain of the Notes involves an offer and sale of the Exchange Notes to the Consenting Holder and (y) if such offer and sale is not exempt from registration under the Securities Act by reason of Section 3(a)(9) thereof (it being understood that the Company makes no representation or warranty as to the legal matters referred to in the immediately preceeding clauses (x) and (y)), the Exchange Notes being delivered to it in exchange for certain of the Notes pursuant to an exemption from registration contained in the Securities Act based in part upon the Consenting Holder’s representations contained in this Consent. The Consenting Holder, hereby represents and warrants as follows:

(i)  Consenting Holder Bears Economic Risk. The Consenting Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the ability to protect its own investment interests. The Consenting Holder understands that it must bear the economic risk of investment in the Exchange Notes indefinitely unless the Exchange Notes are registered pursuant to the Securities Act, or an exemption from registration is available. The Consenting Holder understands that the Company has no obligation to register the Exchange Notes under the Securities Act.

(ii)  Acquisition for Own Account.  The Consenting Holder is acquiring the Exchange Notes for its own account and not with a view towards their distribution.

(iii)  Qualified Institutional Buyer.  The Consenting Holder is a qualified institutional buyer as defined in Rule 144A under the Securities Act.

(iv)  Company Information. The Consenting Holder has had an opportunity to discuss the Company’s business, management and financial affairs with officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. The Consenting Holder has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of an investment in the Exchange Notes.

(v)  Rule 144.  The Consenting Holder acknowledges and agrees that the Exchange Notes are “restricted securities” as defined in Rule 144 promulgated under the Securities Act (“Rule 144”) as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Consenting Holder has been advised or is aware of the provisions of Rule 144, which permits limited resale of securities that are “restricted securities” (as defined in Rule 144) subject to the satisfaction of certain conditions specified in Rule 144.

(vi)  Transfer Restrictions. The Consenting Holder understands that the Exchange Notes shall be subject to restrictions on transfer under the Securities Act and, subject to Section 5(e), will bear a restrictive legend as to such restrictions and will be subject to stop-transfer restrictions.

(e)   Opinion of Counsel. Upon request by the Company, the Consenting Holder shall deliver to the Company, prior to any exchange of Notes pursuant to the provisions hereof, an opinion of counsel to the Consenting Holder, that such exchange would be exempt from registration under Section 4(2) of the Securities Act or that such exchange otherwise does not require registration of the Exchange Notes under the Securities Act.

(f)  Rule 144. The Consenting Holder acknowledges that pursuant to Rule 144, current interpretations thereof by the Securities and Exchange Commission (the “SEC”) and “no-action” letters from the staff of the SEC, the Consenting Holder will be entitled to relate back (i.e., “tack”) the holding period of the Exchange Notes and the shares of common stock issuable upon conversion thereof (the “Conversion Shares”) to the Consenting Holder’s holding period of the Notes and, so long as (x) the aggregate period during which the Notes and the Exchange Notes and the Conversion Shares are held is at least two years and (y) at the time of determination the Consenting Holder is not and has not for the preceding three months been an “affiliate” (as such term is defined in Rule 144) of the Company, the Exchange Notes and the Conversion Shares may be sold pursuant to Rule 144(k) (the “Rule 144 Interpretation”). The Company shall not, directly or indirectly, dispute or otherwise interfere with any claim by the Consenting Holder that the holding period of the Exchange Notes and the Conversion Shares for purposes of Rule 144 tacks to the holding period of the Notes; provided, however, that nothing contained in this Section 5(e) shall obligate the Company or its legal counsel to take a position that is inconsistent with the provisions of applicable law or regulations and the administrative and judicial interpretations thereof in effect from time to time after the date hereof that alter the Rule 144 Interpretation (collectively, “Applicable Law”). The Company and the Consenting Holder agree and acknowledge that the foregoing covenants shall in no way (A) limit the transfer restrictions to which the Exchange Notes and any Conversion Shares are subject as set forth in Section 5(d)(vi); or (B) require the Company to take any action to authorize the transfer of any Exchange Notes or Conversion Shares if the Consenting Holder has not demonstrated to the Company’s reasonable satisfaction that the Exchange Notes or Conversion Shares have been acquired for the Consenting Holder’s own account and not with a view towards their distribution. Upon receipt of a legal opinion of the Consenting Holder’s legal counsel, which opinion is in form and scope reasonably acceptable to the Company, to the effect that particular Exchange Notes or Conversion Shares may be sold or transferred without registration under the Securities Act, the Company shall (x) act expeditiously to permit and to facilitate the transfer of such Exchange Securities and Conversion Shares and (y) issue new Exchange Notes or Conversion Shares without restrictive legend if the same is covered in the scope of such legal opinion, which Exchange Notes shall, to the extent permitted by The Depositary Trust Company and the CUSIP Service Bureau, have the same CUSIP as the other 2004 Notes at the time outstanding that are not Exchange Notes.

Section 6.  Representations and Warranties of the Consenting Holder. The Consenting Holder hereby represents and warrants to the Company as follows:

(a) The Consenting Holder is the beneficial owner of the principal amount of Notes indicated below its name on the signature page hereto, has the power and authority to vote such Notes, has full power and authority to execute and deliver this Consent and to perform its obligations hereunder and owns the Notes through the DTC Participant or Custodian set forth in Schedule I hereto.

(b) The Consenting Holder has such knowledge and experience in financial and business matters that the Consenting Holder is capable of protecting its own interests in connection with the grant of the rights set forth herein and evaluating the merits and risks related thereto.

(c) The Consenting Holder and the Consenting Holder’s advisors have such knowledge and experience in financial, tax and business matters so as to enable the Consenting Holder to utilize the information made available to the Consenting Holder to evaluate the merits and risks of transaction contemplated by this Consent and to make an informed investment decision with respect thereto.

(d) The Consenting Holder has its own tax advisors and has not relied upon the Company and/or its representatives for tax advice in connection with the transactions contemplated by this Consent.

(e) The Consenting Holder acknowledges that the Amendments, including, without limitation, the amendment to Section 3.07(a) of the Indenture contained in the Supplemental Indenture, provide additional rights or benefits to the Holders of the Notes and that such Amendment does not adversely affect the legal rights under the Indenture of the Consenting Holder.

Section 7.  Representation and Warranty of the Company. The Company hereby represents and warrants to the Consenting Holders that it has full power and authority to execute and deliver this Consent and to perform its obligations hereunder.

Section 8.  Tax Consequences. The Consenting Holder acknowledges that the Amendments and Waiver may constitute a taxable event with respect to the Notes and that the Consenting Holder has consulted its tax advisors regarding the risk that adoption of the Amendments and Waiver constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to them if the Amendments and Waiver are so treated, the characterization of the Notes and any new notes (if the Amendments and Waiver constitute a significant modification) as securities for tax purposes, and the tax consequences of continuing to hold Notes after the adoption of the Amendments and Waiver (including the specific consequences in the event of a subsequent redemption of the Notes). The Consenting Holder further acknowledges that, to ensure compliance with requirements imposed by the Internal Revenue Service, that any U.S. federal income tax advice contained in this communication (including attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing, or recommending to another party any transaction or matter addressed herein.

Section 9.  Miscellaneous.

(a)  Severability. In case any provision of this Consent shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)  Counterpart Originals. The parties may sign any number of counterparts of this Consent and on separate counterparts. Each signed counterpart shall be an original, but all of them together represent the same agreement.

(c)  Headings. The Headings of the Sections of this Consent have been inserted for convenience of reference only, are not to be considered part of this Consent and shall in no way modify or restrict any of the terms or provisions hereof.

(d)  Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS CONSENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(e)  Amendment. This Consent may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(f)  Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, facsimile or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company:

EMCORE Corporation
1600 Eubank Blvd. SE
Albuquerque, NM 87123
Attention: Chief Financial Officer
Facsimile No.: (505) 323-3402

with a copy to:

Jones Day
51 Louisiana Avenue N.W.
Washington, DC 20001
Attention: John E. Welch, Esq.
Facsimile No.: (202) 626-1700

If to the Consenting Holder, at the addresses shown below its name on the signature page attached to this Consent, or to such other address as has been designated by notice in writing by such party to the others in accordance with the provisions of this Section 9(f).

All such notices shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when confirmation of receipt is delivered by facsimile transmission or (iii) on the next business day, if timely delivered to an air courier guaranteeing overnight delivery. For purposes of this Consent, “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed as of the date first above written.

EMCORE CORPORATION

By: /s/ Reuben Richards Jr.
Name: Reuben Richards Jr.
Title: Chief Executive Officer

Signature Page to Consent to Amendment and Waiver

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed as of the date first above written.

CONSENTING HOLDER:

ALEXANDRA GLOBAL MASTER FUND LTD.

By: ALEXANDRA INVESTMENT MANAGEMENT, LLC, as Investment Manager

By: /s/ Mikail Filimonov
Name: Mikhail Filimonov
Title: Chairman & CEO

Holder of $16,580,460 principal amount of the Notes

Address:
c/o Alexandra Investment Management, LLC
767 Third Avenue
39th Floor
New York, New York 10017
Facsimile No.: 211-301-1810